EXHIBIT 99.1

Juniper Pharmaceuticals Reports First Quarter 2017 Financial and Operating Results

Revenue from Core Business Increased 17% Year-over-Year

CRINONE® Revenues Increased 22% and Juniper Pharma Services Revenues Rose 25% in Local Currency Compared to First Quarter of 2016

BOSTON, May 4, 2017 — Juniper Pharmaceuticals (Nasdaq:JNP), a women’s health therapeutics company, today announced financial results for the three-month period ended March 31, 2017. Cash and cash equivalents were $21.8 million at March 31, 2017, a 4% increase from December 31, 2016.

“We continue to execute on our strategy to leverage our solid financial position and grow the core business. The Company maintains a fiscally disciplined approach to developing our portfolio of differentiated therapeutics that address unmet and underserved medical needs in women’s health,” said Alicia Secor, Chief Executive Officer.

“We expect to be in a position to file up to three IND’s with the U.S. Food and Drug Administration in the first half of 2018, pending completion of IND-enabling activities for each program. Our strong balance sheet ensures that we will have sufficient capital to fund operations and development through achievement of these planned milestones,” added Ms. Secor.

The Company plans to prioritize development of its portfolio and may also seek partnerships to support the advancement of one or more of its product candidates through non-dilutive financing. In addition, the Company continues to explore external opportunities to expand its existing product pipeline and pursue additional partnerships.

Advancements on lead formulations for the Company’s pipeline of intravaginal ring (IVR) candidates continue on track for the following:

•	JNP-0101 (oxybutynin IVR) for overactive bladder;

•	JNP-0201 (estradiol + natural progesterone IVR) for symptoms of menopause; and

•	JNP-0301 (natural progesterone IVR) for the prevention of pre-term birth (PTB) in women with a short cervical length at mid-pregnancy.

“This first quarter of 2017 was marked by the continued growth of our core business,” said Jeff Young, Chief Financial Officer at Juniper. “CRINONE product revenues were up 22%, and revenues from Juniper Pharma Services increased 25% on a local currency basis, compared to the first quarter of 2016. We are in a strong financial position to achieve our objectives.”

First Quarter Financial Results

First quarter total revenues increased 7% to $11.2 million, compared with $10.5 million for the quarter ended March 31, 2016. First quarter 2016 revenues include $0.9 million of royalty revenue from Allergan. Following the monetization of the Allergan royalty stream in November 2016, Juniper no longer records royalty revenue from Allergan.

Product revenues were $7.7 million, an increase of 22%, driven by continued in-market growth and new market sales of CRINONE® (progesterone gel) by Merck KGaA, Darmstadt, Germany.

Service revenues from Juniper Pharma Services were $3.5 million, an increase of $0.3 million, or 8%, versus the first quarter of last year, driven by new and existing customer growth.

Gross profit increased to $4.7 million as compared to $4.1 million in the prior year quarter.

Total operating expenses were $6.1 million in the first quarter of 2017, a $0.3 million increase as compared to the prior year quarter.

Juniper recorded a net loss of $1.4 million, or $0.13 per diluted share, in the first quarter of 2017, compared to a net loss of $1.6 million, or $0.15 per diluted share, in the same period of 2016.

Liquidity

Cash and cash equivalents were $21.8 million as of March 31, 2017, versus $21.0 million at December 31, 2016.

Board and Committee Composition Matters

Juniper also announced today that Frank Condella will not seek re-election to the Company’s Board of Directors at the upcoming annual shareholder meeting, as a result of which his term in office will expire upon completion of the meeting.

Ms. Secor added, “We want to thank Frank for his years of service to Juniper and his commitment to the vision of the Company. We wish him well in his future endeavors.”

In addition, the Company announced a change to its audit committee composition, with Ann Merrifield assuming Dr. Frank Armstrong’s place on the committee, effective upon completion of the upcoming annual shareholder meeting.

Conference Call

As previously announced, Juniper’s management will hold a conference call to discuss financial results for the first quarter ended March 31, 2017, as follows:

Date:	May 4, 2017
Time:	8:30 a.m. ET
Dial-in numbers:	Toll free: (866) 374-4635 (U.S.), (855) 669-9657(Canada), or International: (412) 902-4218

Webcast (live and archive): www.juniperpharma.com, under “Investors” or click here.

The teleconference replay will be available approximately one hour after completion available through Thursday, March 11, 2017, at (877) 344-7529 (U.S.), (855) 669-9658 (Canada) or (412) 317-0088 (International). The replay access code is 10105578.

The archived webcast will be available for one year via the aforementioned URLs.

About Juniper Pharmaceuticals

Juniper Pharmaceuticals, Inc. is focused on developing therapeutics that address unmet medical needs in women’s health. The Company is advancing a pipeline of proprietary product candidates that leverage its differentiated intravaginal ring technology and when appropriate the 505(b)(2) regulatory pathway. Targeted product development investments are enabled by Juniper’s core operating business: the CRINONE® (progesterone gel) franchise and Juniper Pharma Services, which provides high-end fee-for-service pharmaceutical development and clinical trials manufacturing to clients. Please visit www.juniperpharma.com for more information.

Juniper Pharmaceuticals™ is a trademark of Juniper Pharmaceuticals, Inc., in the U.S. and EU.

CRINONE® is a registered trademark of Merck KGaA, Darmstadt, Germany, outside the U.S. and of Allergan plc in the U.S.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to anticipated future financial performance; the number and timing of Investigational New Drug (“IND”) application filings and potential clinical trials for Juniper’s product candidates and the announcement of results from these trials; the potential of Juniper’s Intravaginal Ring (“IVR”) technology to improve the delivery of therapeutics to women; Juniper’s ability to leverage the 505(b)(2) pathway for product candidates; Juniper’s ability to complete business development transactions, including new product acquisitions and/or new collaborations regarding Juniper’s IVR technology; and, the expectation that the core operating business will enable targeted product development investments. Management believes that these forward-looking statements are reasonable as and when made. However, such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to: risks associated with the drug development process generally, including the timely completion of prototype development and planned IND-enabling and sheep studies; risks associated with the outcomes of the prototype formulation development efforts and planned IND-enabling and sheep studies and whether they support further development of our product candidates; risks associated with the regulatory review process, including the risk that the FDA does not ultimately accept our proposed clinical program for JNP-0301; the risk that the results of previously conducted studies involving our product candidates will not be repeated or observed in ongoing or future studies or following commercial launch, if such product candidates are approved; risks associated with obtaining, maintaining and protecting intellectual property; risks associated with Juniper Pharmaceuticals’ ability to enforce its patents against infringers and defend its patent portfolio against challenges from third parties; the risk of competition from currently approved therapies and from other companies developing products for similar uses; risks associated with Juniper Pharmaceuticals’ ability to manage operating expenses and/or obtain additional funding to support its business activities; and risks associated with Juniper Pharmaceuticals’ dependence on third parties. For a discussion of certain risks and uncertainties associated with Juniper Pharmaceuticals’ forward-looking statements, please review the Company’s reports filed with the SEC, including, but not limited to, its Annual Report on Form 10-K and subsequent filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. These statements are based on management’s current expectations and Juniper Pharmaceuticals does not undertake any responsibility to revise or update any forward-looking statements contained herein, except as expressly required by law.

Investor Contact:

Argot Partners

Laura Perry or Heather Savelle

212-600-1902

laura@argotpartners.com

heather@argotpartners.com

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JUNIPER PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	March 31,	December 31,
	2017	2016

Assets:
Cash and cash equivalents	$21,759	$20,994
Accounts receivable, net	4,505	6,573
Inventories	5,694	5,621
Prepaid expenses and other current assets	1,498	1,539

Total current assets	33,456	34,727
Property and equipment, net	13,834	13,366
Intangible assets, net	908	969
Goodwill	8,444	8,342
Other assets	167	167

Total Assets	$56,809	$57,571

Liabilities, contingently redeemable preferred stock, and stockholders’ equity:

Accounts payable	$2,706	$3,893
Accrued expenses and other	4,306	5,271
Deferred revenue	6,443	5,624
Current portion of long-term debt	508	204

Total current liabilities	13,963	14,992
Long-term debt, net of current portion	3,359	2,203
Other noncurrent liabilities	45	56

Total Liabilities	17,367	17,251

Commitments and contingencies
Series C preferred stock	550	550

Total stockholders’ equity	38,892	39,770

Total liabilities, contingently redeemable preferred stock, and stockholders’ equity	$56,809	$57,571

JUNIPER PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended March 31,
	2017	2016

Revenues
Product revenues	$7,726	$6,325
Service revenues	3,521	3,253
Royalties	—	899

Total revenues	11,247	10,477

Cost of product revenues	4,313	4,027
Cost of service revenues	2,243	2,323

Total cost of revenues	6,556	6,350

Gross profit	4,691	4,127

Operating expenses
Sales and marketing	379	272
Research and development	1,346	2,133
General and administrative	4,421	3,460

Total operating expenses	6,146	5,865

Loss from operations	(1,455)	(1,738)

Interest expense, net	(28)	(26)
Other income, net	42	125

Loss before income taxes	(1,441)	(1,639)
Provision for income taxes	—	4
Net loss	$(1,441)	$(1,643)

Diluted net loss per share	$(0.13)	$(0.15)

Diluted weighted average shares outstanding	10,803	10,789

Basic net loss per share	$(0.13)	$(0.15)

Basic weighted average shares outstanding	10,803	10,789